UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 31, 2004

SUPERGEN, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27628	91-1841574
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4140 Dublin Blvd., Suite 200
Dublin, CA 94568
(Address of principal executive offices, including zip code)

(925) 560-0100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On August 31, 2004, SuperGen, Inc., a Delaware corporation (the “Company”) entered into the following material agreements with MGI PHARMA, Inc., a Minnesota corporation (“MGI”):  (1) a common stock purchase agreement (the “Purchase Agreement”) for the sale of 4,000,000 shares of the Company’s common stock (“Common Stock”) at a cash price per share equal to $10.00; (2) a license agreement relating to Dacogen™ (decitabine) (the “License Agreement”); and (3) an investor rights agreement that obligates the Company, within the first anniversary of the closing date of the transactions contemplated by the Purchase Agreement, to file with the Securities and Exchange Commission a registration statement registering the Common Stock for resale, and to use commercially reasonable efforts to cause the registration statement to become effective within such time period (the “Rights Agreement”).

Pursuant to the terms of the License Agreement, MGI will receive exclusive worldwide rights to the development, commercialization and distribution of Dacogen for all indications.  Dacogen is the Company’s investigational anti-cancer therapeutic which is currently in clinical trials for the treatment of patients with myelodysplastic syndrome (“MDS”).  The Company will continue to pursue regulatory approvals of Dacogen for the treatment of MDS in the United States and Europe, with assistance from MGI, provided that all development of Dacogen will be transitioned from the Company to MGI no later than the end of 2005.  MGI will assume full development responsibilities following the transition to MGI.  MGI is required to fund further development costs associated with Dacogen, which will be at least $15 million over a three year period.  MGI will pursue development of Dacogen for the treatment of acute myelogenous leukemia as well as for other indications.  If specified regulatory and commercialization milestones are achieved, MGI will pay the Company up to $45 million based upon the achievement of such milestones.  Subject to certain limitations, MGI will also pay the Company 50% of certain revenue payable to MGI as a result of MGI sublicensing rights to market, sell, and/or distribute Dacogen, to the extent such revenues are in excess of the milestone payments.  In addition, the Company will receive a royalty starting at 20% and escalating to a maximum of 30% on annual worldwide net sales of licensed products.

The License Agreement and the Rights Agreement will become effective upon the closing of the Purchase Agreement.  The closing of Purchase Agreement is subject to customary closing conditions and regulatory approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

There are no material relationships between the Company or its affiliates and MGI, other than with respect to the agreements described above.

Item 3.02 – Unregistered Sales of Equity Securities.

Upon the closing of the Purchase Agreement described above, the Company will sell 4,000,000 shares of its Common Stock to MGI at a cash price per share equal to $10.00, for an aggregate purchase price equal to $40,000,000.  The Company’s sale of the Common Stock to MGI is made in reliance on the exemption from registration provided by Rule 506 of Regulation D under Section 4(2) of the Securities Act of 1933, as amended.  The sale of the Common Stock qualifies for such exemption because MGI is the sole purchaser and is an accredited investor, as such term is defined in Reg. § 230.501(a).  For purposes of this exemption, the Company relied upon certain representations and warrants made by MGI in the Purchase Agreement, including MGI’s status as an accredited investor.

Upon the closing of the Purchase Agreement, the Company will pay The Kriegsman Group $3,200,000 in cash, and will issue a warrant to The Kriegsman Group, in satisfaction of certain fees owed to The Kriegsman Group in connection with the transaction.  The warrant will be exercisable for 400,000 shares of Common Stock at an exercise price of $10.00 per share.  The warrant will be exercisable at any time after issuance for a term of five years, and the Company will be obligated to register the Common Stock issuable upon exercise of the warrant for resale.  The issuance of the warrant is made in reliance on the exemption from registration provided by Rule 506 of Regulation D under Section 4(2) of the Securities Act of 1933, as amended.  The issuance of the warrant qualifies for such exemption because The Kriegsman Group is an accredited investor, as such term is defined in Reg. § 230.501(a).

Item 9.01.  Financial Statements and Exhibits.

(c)  Exhibits

Exhibit No.	Description

99.1	Press Release issued by MGI PHARMA, Inc. and SuperGen, Inc. on September 1, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERGEN, INC.

By:	/s/ Michael Molkentin
Michael Molkentin
Chief Financial Officer

Date: September 3, 2004

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by MGI PHARMA, Inc. and SuperGen, Inc. on September 1, 2004